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                                                         FOR IMMEDIATE RELEASE

                                                 For more information, contact

                                                                 Joe Gagliardi
                                                                            or
                                                                   Jerry Tighe
                                                            HARVARD INDUSTRIES
                                                                  908-437-4100

                                                                   Andy Barlow
                                                   PUBLIC COMMUNICATIONS, INC.
                                                                (813) 266-2772

         HARVARD INDUSTRIES, INC. FILES PLAN AND DISCLOSURE STATEMENT

         LEBANON, New Jersey. -- (July 15, 1998) -- On July 10, 1998, Harvard Industries, Inc. (OTC Bulletin Board: HAVAQ) filed its Chapter 11 plan and Disclosure Statement with the United States Bankruptcy Court for the District of Delaware. The Plan, which is being jointly proposed and supported by the Official Committee of Unsecured Creditors appointed in the Company's Chapter 11 case, is a consolidated Plan for Harvard and its nine domestic subsidiaries.

         The Plan contemplates a conversion of virtually all pre-petition unsecured debt to 100% of the equity of the reorganized Company, subject to dilution for the incentive options and with respect to the warrants to be issued under the Plan. The Company has received commitments from The CIT Group/Business Credit, Inc. and other lenders to finance fully the Company's exit from Chapter 11 pursuant to the Plan. The Company will continue to evaluate alternative financing proposals if more favorable to the Company.

         Under the terms of the Plan, holders of Harvard's PIK Preferred and Common Stock will receive warrants to acquire up to 5% of the common stock in the reorganized Harvard. Following a hearing before the Court scheduled for August 19, 1998 on the

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adequacy of the Disclosure Statement, the Company will commence the solicitation of votes for approval of the Plan. If solicitation commences as planned, Harvard expects to emerge from Chapter 11 in the fourth calendar quarter of 1998.

         According to Roger Pollazzi, Chief Operating Officer of Harvard, "our plan is consensual and jointly proposed with our Creditors' Committee. The filing and our joint efforts with the Creditors' Committee signals the start of the disclosure statement and confirmation process that, in the near term, will result in Harvard's emergence from Chapter 11 as a substantially deleveraged and healthy company."

         "As it exits Chapter 11, Harvard, particularly through its traditional core businesses, is positioned for significant growth in the future," said Pollazzi. "During the Chapter 11 process, Harvard has been successful in eliminating the sources of historical operating losses and in commencing the implementation of its business strategies to participate in new and more lucrative market segments. The new management team is committed to expanding Harvard's role as a major supplier of finished components for the industrial and automotive industries worldwide," added Pollazzi.

         Harvard Industries, Inc. through its subsidiaries, designs, develops and manufacturers a broad range of components for original equipment manufacturers, producing cars and light trucks in North America and abroad. Harvard Industries and its domestic subsidiaries have been operating since May 8, 1997 under the protections of chapter 11 of the United States Bankruptcy Code.

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